Exhibit 99.1

MFA
FINANCIAL, INC.

350 Park Avenue-
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

February 15, 2018	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Fourth Quarter 2017 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the fourth quarter ended December 31, 2017.

Fourth Quarter 2017 and other highlights:

•                  MFA generated fourth quarter net income available to common shareholders of $96.8 million, or $0.24 per common share (based on 397.5 million weighted average common shares outstanding).  As of December 31, 2017, book value per common share was $7.70.

•                  Net income increased from the prior quarter due primarily to higher income on residential whole loans held at fair value, which exhibited mark to market gains and increased cash receipts.  In addition, CRT securities held at fair value increased in value as prices recovered after hurricane-related concerns in the third quarter.

•                  On January 31, 2018, MFA paid its fourth quarter 2017 dividend of $0.20 per share of common stock to shareholders of record as of December 28, 2017.

•                  MFA purchased more than $700 million of residential mortgage assets in the fourth quarter, including $554 million of residential whole loans.

Craig Knutson, MFA’s President and CEO, said, “In the fourth quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We grew our portfolio slightly this quarter, as acquisitions exceeded run-off, which included opportunistic sales of $20.9 million of Legacy Non-Agency MBS that generated realized gains of $9.0 million.  As we have for over five years now, we continue to manage this portfolio through selective and strategic sales of positions.

“MFA remains well-positioned to generate attractive returns despite historically low interest rates.  Through our asset selection and hedging strategy, the estimated net effective duration, a gauge of MFA’s interest rate sensitivity, remains relatively low and measured 0.91 at quarter-end.  MFA’s book value per common share was unchanged during the quarter at $7.70 and increased during 2017 approximately 1% as our investment strategy continues to produce stable book value. Leverage, which reflects the ratio of our financing obligations to equity, was 2.3:1 at quarter-end.”

Mr. Knutson added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the fourth quarter of 2017, we reduced our credit reserve on this portfolio by $17.1 million.  Also, our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while affording us the opportunity to improve outcomes through sensible and effective servicing decisions.”

During the fourth quarter MFA successfully purchased more than $700 million of residential mortgage assets, including $554 million of residential whole loans.  Portfolio run-off in RPL/NPL MBS, which had been elevated for the past few quarters, returned to more normal levels during the fourth quarter.

MFA’s Legacy Non-Agency MBS had a face amount of $2.8 billion with an amortized cost of $2.0 billion and a net purchase discount of $806.5 million at December 31, 2017.  This discount consists of a $593.2 million credit reserve and other-than-temporary impairments and a $213.3 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately twelve years seasoned and approximately 12.8% are currently 60 or more days delinquent.

The Agency MBS portfolio had an amortized cost basis of 103.8% of par as of December 31, 2017, and generated a 2.08% yield in the fourth quarter.  The Legacy Non-Agency MBS portfolio had an amortized cost of 71.2% of par as of December 31, 2017, and generated a loss-adjusted yield of 9.12% in the fourth quarter.  At the end of the fourth quarter, MFA held approximately $923.1 million of RPL/NPL MBS.  These securities had an amortized cost of 99.79% of par and generated a 4.27% yield for the quarter.  Our investments in CRT securities totaled $664.4 million at December 31, 2017, and generated a yield of 5.77% in the fourth quarter.  Values of our CRT securities increased during the quarter, reversing the declines experienced in the third quarter, as hurricane-related concerns subsided.

In addition, at December 31, 2017, our investments in credit sensitive residential whole loans totaled $2.2 billion.  Of this amount, $908.5 million is recorded at carrying value, or 88.4% of the interest-bearing unpaid principal balance, and generated a loss-adjusted yield of 5.88% (5.43% net of servicing costs) during the quarter, and $1.3 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $41.4 million, primarily reflecting changes in the fair value of the underlying loans, coupon interest payments and other cash received during the quarter.

For the three months ended December 31, 2017, MFA’s costs for compensation and benefits and other general and administrative expenses were $9.3 million, or an annualized 1.14% of stockholders’ equity as of December 31, 2017.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Fourth Quarter 2017 Average CPR	Third Quarter 2017 Average CPR
Agency MBS	14.1%	16.2%
Legacy Non-Agency MBS	16.3%	18.7%
RPL/NPL MBS (1)	20.1%	26.2%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of December 31, 2017, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.04% and a floating receive rate of 1.50% on notional balances totaling $2.6 billion, with an average maturity of 27 months.

The following table presents MFA’s asset allocation as of December 31, 2017, and the fourth quarter 2017 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At December 31, 2017	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR Related Assets	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,825	$2,611	$923	$664	$492	$909	$1,325	$588	$10,337
Less Repurchase Agreements	(2,501)	(1,726)	(567)	(459)	(317)	(348)	(696)	—	(6,614)
Less Securitized Debt	—	—	—	—	—	(156)	(208)	—	(364)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$324	$885	$356	$205	$175	$405	$421	$491	$3,262
Debt/Net Equity Ratio (3)	7.7	x	2.0	x	1.6	x	2.2	x	1.8	x	1.2	x	2.1	x	2.3	x

For the Quarter Ended December 31, 2017
Yield on Average Interest Earning Assets (4)	2.08%	9.12%	4.27%	5.77%	6.35%	5.88%	N/A	—%	4.80%
Less Average Cost of Funds (5)	(1.79)	(3.29)	(2.72)	(2.55)	(3.11)	(3.31)	(3.58)	—	(2.72)
Net Interest Rate Spread	0.29%	5.83%	1.55%	3.22%	3.24%	2.57%	N/A	—%	2.08%

(1)         The carrying value of such loans reflects the purchase price, accretion of income, cash received and provision for loan losses since acquisition.  At December 31, 2017, the fair value of such loans is estimated to be approximately $988.7 million.

(2)         Includes cash and cash equivalents and restricted cash, securities obtained and pledged as collateral, other assets, obligation to return securities obtained as collateral and other liabilities.

(3)         Represents the sum of borrowings under repurchase agreements and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $504.1 million and Senior Notes.

(4)         Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At December 31, 2017, the amortized cost of our interest earning assets were as follows: Agency MBS - $2.8 billion; Legacy Non-Agency MBS - $2.0 billion; RPL/NPL MBS - $920.1 million; Credit Risk Transfer securities - $608.1 million; and Residential Whole Loans at carrying value - $908.5 million. In addition, the yield for residential whole loans at carrying value was 5.43% net of 45 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)         Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps and Senior Notes.  Agency cost of funds includes 43 basis points and Legacy Non-Agency cost of funds includes 45 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At December 31, 2017, MFA’s $5.4 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,483	7	17.4%	$1,727	5	16.5%	$3,210	6	16.9%
2-5 years	152	45	12.3	—	—	—	152	45	12.3
> 5 years	45	70	9.9	—	—	—	45	70	9.9
ARM-MBS Total	$1,680	12	16.8%	$1,727	5	16.5%	$3,407	8	16.7%
15-year fixed (6)	$1,143		10.2%	$3		2.8%	$1,146		10.2%
30-year fixed (6)	—		—	842		15.9	842		15.9
40-year fixed (6)	—		—	39		14.2	39		14.2
Fixed-Rate Total	$1,143		10.2%	$884		15.8%	$2,027		12.7%
MBS Total	$2,823		14.1%	$2,611		16.3%	$5,434		15.2%

(1)         Excludes $923.1 million of RPL/NPL MBS.

(2)         Does not include principal payments receivable of $1.9 million.

(3)         Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)         3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)         Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)         Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 15, 2018, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2017 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with our investments in MSR related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	December 31, 2017	December 31, 2016
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($2,727,510 and $3,540,401 pledged as collateral, respectively)	$2,824,681	$3,738,497
Non-Agency MBS, at fair value ($2,379,523 and $4,751,419 pledged as collateral, respectively) (1)	3,533,966	5,684,836
CRT securities, at fair value ($595,900 and $357,488 pledged as collateral, respectively)	664,403	404,850
Mortgage servicing rights (“MSR”) related assets ($482,158 and $226,780 pledged as collateral, respectively)	492,080	226,780
Residential whole loans, at carrying value ($448,689 and $427,880 pledged as collateral, respectively) (2)	908,516	590,540
Residential whole loans, at fair value ($996,226 and $734,331 pledged as collateral, respectively) (2)	1,325,115	814,682
Securities obtained and pledged as collateral, at fair value	504,062	510,767
Cash and cash equivalents	449,757	260,112
Restricted cash	13,307	58,463
Other assets	238,847	194,495
Total Assets	$10,954,734	$12,484,022

Liabilities:
Repurchase agreements and other advances	$6,614,701	$8,687,268
Obligation to return securities obtained as collateral, at fair value	504,062	510,767
Other liabilities	574,335	252,085
Total Liabilities	$7,693,098	$9,450,120

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 397,831 and 371,854 shares issued and outstanding, respectively	3,978	3,719
Additional paid-in capital, in excess of par	3,227,304	3,029,062
Accumulated deficit	(578,950)	(572,641)
Accumulated other comprehensive income	609,224	573,682
Total Stockholders’ Equity	$3,261,636	$3,033,902
Total Liabilities and Stockholders’ Equity	$10,954,734	$12,484,022

(1)   Includes approximately $174.4 million of Non-Agency MBS transferred to consolidated VIEs at December 31, 2016.  Such assets can be used only to settle the obligations of each respective VIE.

(2)   Includes approximately $183.2 million of Residential whole loans, at carrying value and $289.3 million of Residential whole loans, at fair value transferred to consolidated VIEs at December 31, 2017. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$15,341	$18,523	$65,355	$83,069
Non-Agency MBS	58,384	79,266	271,112	332,821
CRT securities	8,816	4,873	31,715	14,770
MSR related assets	6,997	2,100	24,830	2,100
Residential whole loans held at carrying value	9,968	7,804	36,187	23,916
Cash and cash equivalent investments	1,395	243	4,249	774
Interest Income	$100,901	$112,809	$433,448	$457,450

Interest Expense:
Repurchase agreements and other advances	$44,903	$47,859	$186,347	$184,986
Other interest expense	3,592	2,009	10,794	8,369
Interest Expense	$48,495	$49,868	$197,141	$193,355

Net Interest Income	$52,406	$62,941	$236,307	$264,095

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$(63)	$(1,255)
Portion of loss (reclassed from)/recognized in other comprehensive income	—	—	(969)	770
Net Impairment Losses Recognized in Earnings	$—	$—	$(1,032)	$(485)

Other Income, net:
Net gain on residential whole loans held at fair value	$41,359	$14,876	$90,019	$62,605
Net gain on sales of MBS and U.S. Treasury securities	9,047	9,768	39,577	35,837
Other, net	14,579	756	29,423	10,600
Other Income, net	$64,985	$25,400	$159,019	$109,042

Operating and Other Expense:
Compensation and benefits	$5,415	$7,774	$31,673	$29,281
Other general and administrative expense	3,900	3,823	17,960	16,331
Loan servicing and other related operating expenses	7,483	4,107	22,268	14,372
Operating and Other Expense	$16,798	$15,704	$71,901	$59,984

Net Income	$100,593	$72,637	$322,393	$312,668
Less Preferred Stock Dividends	3,750	3,750	15,000	15,000
Net Income Available to Common Stock and Participating Securities	$96,843	$68,887	$307,393	$297,668

Earnings per Common Share - Basic and Diluted	$0.24	$0.18	$0.79	$0.80

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.80	$0.80